Exhibit 2.6

EXECUTION VERSION

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 30th day of December, 2013 by and between Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership (“WCAS X”), WCAS Management Corporation, a Delaware corporation (“WCASM”) and Paycom Software, Inc., a Delaware corporation (the “Company”).

WHEREAS, in connection with the contribution referenced herein, the Company, Paycom Payroll Holdings, LLC (“PPH”), Paycom Payroll, LLC and Paycom Software Merger Sub, LLC will enter into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, together, WCAS X and WCASM hold all of the shares of common stock (the “WCPHI Shares”) of WCAS Paycom Holdings, Inc., a Delaware corporation, in the respective amounts set forth on Schedule 1; and

WHEREAS, each of WCAS X and WCASM desires to contribute to the Company, and the Company desires to accept from each of WCAS X and WCASM, all of the WCPHI Shares (the “Contribution”) in exchange for 30,588,473 shares of common stock of the Company (the “Company Shares”), in the respective amounts set forth on Schedule 1.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Contributions. Each of WCAS X and WCASM hereby agrees to contribute, effective immediately prior to the Effective Time, to the Company its WCPHI shares. In exchange for the Contribution, the Company hereby agrees to issue, effective immediately prior to the Effective Time, to WCAS X and WCASM the Company Shares, free and clear of any liens, in the respective amounts set forth on Schedule 1.

2. Representations and Warranties of the Company. The Company represents and warrants that when the Company Shares are issued to WCAS X and WCASM, the Company Shares will be duly and validly authorized and issued, fully paid and non-assessable.

3. Representations and Warranties of WCAS X. WCAS X represents and warrants that it is the record and beneficial owner of its WCPHI Shares and following the execution of this Agreement and the consummation of the transactions contemplated under this Agreement, the Company will have good and marketable title to such WCPHI Shares, free and clear of all liens.

4. Representations and Warranties of WCASM. WCASM represents and warrants that it is the record and beneficial owner of its WCPHI Shares and following the execution of this Agreement and the consummation of the transactions contemplated under this Agreement, the Company will have good and marketable title to such WCPHI Shares, free and clear of all liens

5. Entire Agreement; Amendment. This Agreement, including the other documents referred to herein, contain the entire understanding of the parties hereto, with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (whether written or oral) between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument executed by all of the parties hereto.

6. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining rights of the person intended to be benefited by such provision or any other provisions of this Agreement.

7. Counterparts. This Agreement may be executed in two or more counterparts (including delivery by facsimile and electronic transmissions), each of which shall constitute an original, and all of which taken together shall constitute one instrument.

8. Governing Law; Waiver of Jury Trial.

(i) The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware, without giving effect to any conflict of law provisions thereof.

(ii) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in any federal court sitting in Delaware, or to the extent such court does not have jurisdiction, then in any state court sitting in Delaware. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Assignment. The provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement may be made by any party at any time, whether or not by operation of law, without the other parties’ prior written consent.

10. No Third-Party Beneficiaries. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contribution Agreement as of the date first above written.

Welsh, Carson, Anderson & Stowe X, L.P.

By:
its General Partner

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Authorized Signatory

Paycom Software, Inc.

By:	/s/ Chad Richison
Name: Chad Richison
Title: Chief Executive Officer

WCAS Management Corporation

By:	/s/ Jonathan Rather
Name: Jonathan Rather
Title: Authorized Signatory

SCHEDULE OF OMITTED EXHIBITS AND SCHEDULES

The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the

Securities and Exchange Commission upon request.

Schedule I - WCPHI Shares and Common Shares